Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS SECOND QUARTER 2013 RESULTS
▪Major investment activity highlights the quarter, furthers strategic agenda
▪Urban Honolulu condominium projects continue to advance
▪Leasing Net Operating Income (NOI) improves 6% to $16.4 million1
▪Commercial portfolio occupancy at 94%
▪Agribusiness performs well

Honolulu (August 8, 2013) -- Alexander & Baldwin, Inc. (NYSE:ALEX) (A&B or Company) today announced adjusted net income for the second quarter of 2013 of $6.5 million, or $0.151 per diluted share, compared to adjusted net income for the second quarter of 2012 of $5.5 million, or $0.131 per diluted share. Adjusted net income for the second quarter of 2013 excludes $1.5 million, or $0.04 per diluted share, of professional services and other costs related to the pending acquisition of Grace Pacific Corporation, which was announced in June 2013. Adjusted net income for the second quarter of 2012 excludes $9.9 million, or $0.23 per diluted share, net of taxes, of costs associated with the separation of A&B and Matson, Inc., which primarily included professional fees and non-cash reductions in the carrying values of two development projects in California resulting from a change in strategic focus following separation. Including these charges, net income for the second quarter of 2013 was $5.0 million, or $0.11 per diluted share, compared to a net loss of $4.4 million, or $0.10 per diluted share, for the second quarter of 2012. Revenue for the second quarter of 2013 was $71.1 million compared to revenue of $72.1 million last year.
“Second quarter 2013 adjusted earnings per share increased by 15%1 over 2012’s adjusted level due to improved agribusiness operating profit from increased charter income and molasses margins. Leasing continues to generate strong results, posting a 6% increase in NOI1, although leasing operating profit was up only slightly over last year due to straight-line adjustments of rents and higher depreciation. The development and sales segment posted a small operating loss in the quarter, reflecting normal variability in earnings for this segment,” said Stanley M. Kuriyama, A&B chairman and chief executive officer.
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1 See pages 9 to 10 for a discussion of management's use of non-GAAP financial measures and required reconciliations of non-GAAP measures to GAAP measures.

“The quarter was highlighted by significant investments we’ve made or announced that will support future value creation—namely, the acquisitions of Pearl Highlands Center, a 415,000 square-foot retail power center in Central Oahu; Napili Plaza, a neighborhood shopping center near Kapalua, Maui; and Grace Pacific Corporation, Hawaii’s preeminent natural materials and paving company. So far in 2013, we have announced or completed over $465 million in new Hawaii investments in addition to our ongoing investments in our development pipeline,” said Kuriyama.
“A&B will become the second largest retail property owner/operator in the state with the addition of Pearl Highlands. When the transaction closes later this year, our total Hawaii GLA will increase by 25% and our Hawaii retail GLA by 45%. Proceeds from the pending sale of a 24-acre parcel adjacent to Maui Business Park to a subsidiary of Safeway for the development of Maui’s first Target store and from future sales of Mainland commercial properties are expected to be reinvested in Pearl Highlands on a tax-deferred basis.”
“We continue to expand our development pipeline and advance our urban Honolulu projects. All 340 salable units in our Waihonua high-rise condominium project have now been sold, with 337 under binding contracts. Construction is progressing and we remain on track to deliver units in the first quarter of 2015. Our $20 million investment in the ONE Ala Moana condominium project was fully funded as of mid-May and construction of that 206-unit project has commenced. Yesterday, we received Hawaii Community Development Authority approval for our latest condominium development in Kaka’ako—The Collection at 600 Ala Moana Boulevard. Public presales of the 397 units in this tower are expected to begin soon. Presales of 70 mid-rise units and townhomes are expected to commence later this year,” Kuriyama added.
“Finally, Grace Pacific, the largest of the announced acquisitions, will extend and enhance our community building capabilities to encompass infrastructure work, for which a steady and growing need exists in Hawaii; increase A&B’s leverage to Hawaii’s growing economy; and materially strengthen and diversify A&B’s financial profile and flexibility, allowing the Company to pursue an even broader range of real estate opportunities in Hawaii, while also enabling us to initiate a modest quarterly dividend,” noted Kuriyama.

SECOND QUARTER FINANCIAL RESULTS
Real estate leasing segment operating profit for the second quarter was $10.6 million, up slightly compared to last year. Second quarter 2013 occupancy for the Hawaii and Mainland portfolios increased to 92% and 95%, respectively, compared to 91% and 93% for the second quarter of 2012. Expansion of the Hawaii portfolio with the addition of Waianae Mall in February 2013 was the primary driver of the 6% increase in NOI1 over last year.
The second quarter 2013 operating loss for the real estate development and sales segment was $0.7 million, compared to a $9.9 million operating loss in last year’s second quarter, which included

$9.8 million in pre-tax write downs for the California development projects mentioned above. Sales for the quarter, inclusive of joint venture sales, consisted of two lots and two cottages at Kukui’ula, three residential units at Kai Malu (Wailea), two residential units at Ka Milo on the Big Island and a 29-acre non-core Maui land sale.
Agribusiness operating profit for the second quarter of 2013 was $8.3 million, compared to $7.0 million last year, principally due to higher charter income and molasses margins that were partially offset by lower power and specialty sugar margins resulting from lower prices and volumes. Prices locked in for second half of 2013 sugar deliveries are lower than for the first half and, accordingly, the Company expects that Agribusiness will break even for the second half of 2013.
Corporate expenses were $3.7 million for the second quarter of 2013, compared to $4.0 million last year, due principally to lower personnel-related costs. In addition, the Company incurred $1.5 million of costs related to the pending acquisition of Grace Pacific in the second quarter of 2013, compared to an additional $4.4 million of separation-related costs in the second quarter of 2012.

YEAR-TO-DATE FINANCIAL RESULTS
Adjusted net income for the six months ended June 30, 2013 was $12.5 million, or $0.291 per diluted share, compared to adjusted net income for the six months ended June 30, 2012 of $9.8 million, or $0.231 per diluted share. Adjusted net income for the six months ended June 30, 2013 excludes $2.5 million, or $0.06 per diluted share, of professional services and other costs related to the acquisition of Grace Pacific Corporation. Adjusted net income for the six months ended June 30, 2012 excludes $11.4 million, or $0.27 per diluted share, of (1) professional service fees and other charges associated with the June 2012 separation of A&B from Matson, and (2) a non-cash reduction in the carrying value of two non-strategic development projects in California. Including these charges, net income for the six months ended June 30, 2013 was $10.0 million, or $0.23 per diluted share, compared to a net loss of $1.6 million, or $0.04 per diluted share, for the six months ended June 30, 2012. Revenue for the six month periods ended June 30, 2013 and 2012 were $112.6 million and $113.3 million, respectively.

ANALYSIS OF FINANCIAL RESULTS

REAL ESTATE
Real estate development and sales and leasing revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of real estate development and sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

REAL ESTATE LEASING – SECOND QUARTER OF 2013 COMPARED TO 2012

	Quarter Ended June 30,
(dollars in millions)	2013	2012	Change
Revenue	$26.2	$25.5	2.7%
Operating profit	$10.6	$10.5	1.0%
Operating profit margin	40.5%	41.2%
Average occupancy rates:
Mainland	95%	93%
Hawaii	92%	91%
Total	94%	92%
Leasable space (million sq. ft.) — improved
Mainland	6.3	6.5
Hawaii	1.7	1.4
Real estate leasing revenue and operating profit for the second quarter of 2013 were modestly higher than 2012 primarily due to sales and acquisitions activity.

REAL ESTATE LEASING – FIRST HALF OF 2013 COMPARED TO 2012

	Six Months Ended June 30,
(dollars in millions)	2013	2012	Change
Revenue	$52.5	$51.0	2.9%
Operating profit	$21.5	$21.2	1.4%
Operating profit margin	41.0%	41.6%
Average occupancy rates:
Mainland	95%	93%
Hawaii	92%	91%
Total	94%	92%
Leasable space (million sq. ft.) — improved
Mainland	6.3	6.5
Hawaii	1.7	1.4

    Real estate leasing revenue and operating profit for the six months ended June 30, 2013 were modestly higher than 2012 primarily due to sales and acquisitions activity, partially offset by higher depreciation and amortization.

REAL ESTATE DEVELOPMENT AND SALES – SECOND QUARTER AND FIRST HALF OF 2013 COMPARED TO 2012

	Quarter Ended June 30,
(dollars in millions)	2013	2012	Change
Improved property sales revenue	$—	$—	NM
Development sales revenue	—	6.8	(100.0)%
Unimproved/other property sales revenue	1.4	0.2	600.0%
Total revenue	1.4	7.0	(80.0)%
Operating profit (loss) before joint ventures and impairment	(1.3)	1.0	(230.0)%
Impairment of Santa Barbara development project	—	(5.1)	(100.0)%
Impairment and equity loss related to Bakersfield joint venture	—	(4.7)	(100.0)%
Earnings (loss) from joint ventures	0.6	(1.1)	NM
Total operating loss	$(0.7)	$(9.9)	(92.9)%
Operating profit margin	NM	NM

	Six Months Ended June 30,
(dollars in millions)	2013	2012	Change
Improved property sales revenue	$14.9	$5.0	198.0%
Development sales revenue	—	8.1	(100.0)%
Unimproved/other property sales revenue	1.9	5.3	(64.2)%
Total revenue	16.8	18.4	(8.7)%
Operating profit before joint ventures and impairment	0.6	3.5	(82.9)%
Impairment of Santa Barbara development project	—	(5.1)	(100.0)%
Impairment and equity loss related to Bakersfield joint venture	—	(4.7)	(100.0)%
Earnings (loss) from joint ventures	1.1	(2.7)	NM
Total operating profit (loss)	$1.7	$(9.0)	NM
Operating profit margin	10.1%	NM

Second quarter 2013: Revenue of $1.4 million was related to the sale of a 29-acre non-core Maui parcel. Operating loss was $0.7 million, and in addition to the sale of the non-core Maui parcel, included joint venture sales of two lots and two cottages at Kukui’ula, three residential units at Kai Malu (Wailea) and two residential units at Ka Milo on the Big Island that were partially offset by joint venture expenses.
First half 2013: Revenue and operating profit were $16.8 million and $1.7 million, respectively, and in addition to the sales described for the second quarter of 2013, included the sale of a California industrial property. Operating profit also included the sales of joint venture resort residential units, including five at

Kukui’ula, five at Kai Malu and four at Ka Milo, development fees and interest income, partially offset by joint venture expenses.
Second quarter 2012: Revenue of $7.0 million was principally related to the sale of a 4.1-acre parcel at Maui Business Park II. The margin on this sale was more than offset by $9.8 million of non-cash write-downs related to the Company's Santa Barbara and Bakersfield development projects in California, as well as offset by joint venture expenses.
First half 2012: Revenue for the first half of 2012 was $18.4 million and, in addition to the sales described for the second quarter of 2012, included the sales of two leased fee parcels on Maui, two residential units on Oahu, a California office property and a 79-acre non-core land parcel on Maui. The margin on the sales described above were partially offset by $9.8 million of write-down charges related to Company's projects in California, as well as joint venture expenses.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.

AGRIBUSINESS – SECOND QUARTER OF 2013 COMPARED TO 2012

	Quarter Ended June 30,
(dollars in millions)	2013	2012	Change
Revenue	$43.5	$39.9	9.0%
Operating profit	$8.3	$7.0	18.6%
Operating profit margin	19.1%	17.5%
Tons sugar produced	66,400	57,500	15.5%
Tons sugar sold (raw and specialty sugar)	40,700	41,400	(1.7)%

Agribusiness revenue for the second quarter of 2013 increased $3.6 million, or 9.0%, compared to the second quarter of 2012. The increase was primarily due to higher charter, molasses and raw sugar revenue, partially offset by lower specialty sugar and power revenue.
Operating profit for the second quarter of 2013 increased $1.3 million compared to the second quarter of 2012. The increase was principally due to higher charter margin, insurance proceeds received in the quarter, a gain from sale of assets and higher molasses sales margins. The increase in operating profit was partially offset by lower power and specialty sugar margins.

AGRIBUSINESS – FIRST HALF OF 2013 COMPARED TO 2012

	Six Months Ended June 30,
(dollars in millions)	2013	2012	Change
Revenue	$58.2	$53.5	8.8%
Operating profit	$12.1	$10.5	15.2%
Operating profit margin	20.8%	19.6%
Tons sugar produced	74,600	59,300	25.8%
Tons sugar sold (raw and specialty sugar)	43,400	43,600	(0.5)%

Agribusiness revenue for the first half of 2013 increased $4.7 million, or 8.8%, compared to the first half of 2012. The increase was due to higher charter revenue, power sales and raw sugar revenue, partially offset by lower specialty sugar sales.
Operating profit for the first half of 2013 increased $1.6 million compared to the first half of 2012. The increase was primarily due to higher charter and power margins, partially offset by higher sugar vessel fixed costs and lower specialty sugar margins.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a premier Hawaii land company, with interests in real estate development, commercial real estate and agriculture. With ownership of over 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and is one of the state’s most active real estate investors. A&B has a diverse portfolio of real estate development projects throughout Hawaii, and a commercial property portfolio comprising eight million square feet of leasable space in Hawaii and on the U.S. Mainland. It is also the owner and operator of the Hawaiian Commercial & Sugar plantation on Maui, and a significant provider of renewable energy on the islands of Maui and Kauai. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 18-28 of Alexander & Baldwin, Inc.’s 2012 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

PARTICIPANTS IN SOLICITATION
Alexander & Baldwin, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the special meeting of the Company’s shareholders that will be held, at which shareholders will be asked to consider the proposed issuance of Company shares in connection with the proposed acquisition of Grace Pacific Corporation (the “Proposed Transaction”). Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s Annual Meeting of Shareholders, which was filed with the SEC on April 2, 2013. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Proposed Transaction, which may be different than those of the

Company's shareholders generally, by reading the proxy statement/prospectus and other relevant documents regarding the Proposed Transaction.

WHERE TO FIND ADDITIONAL INFORMATION
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The Company has filed a registration statement on Form S-4 that includes a proxy statement/prospectus and other relevant documents in connection with the Proposed Transaction. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE COMPANY AND GRACE PACIFIC CORPORATION. Investors may obtain a free copy of the proxy statement/prospectus and other filings containing information about the Proposed Transaction, the Company and Grace Pacific Corporation, free of charge, at the website maintained by the SEC at www.sec.gov. In addition, copies of the proxy statement/prospectus and other filings containing information about the Proposed Transaction, the Company and Grace Pacific Corporation can be obtained without charge by sending a request to Alyson J. Nakamura, A&B corporate secretary, c/o A&B Law Department, 822 Bishop Street, Honolulu, Hawaii 96813; or by accessing them on the Company's web site at http://www.alexanderbaldwin.com.

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USE OF NON-GAAP FINANCIAL MEASURES
Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three- and six-month periods ended June 30, 2013 and 2012 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of 1) one-time advisory, legal, equity conversion and other expenses that were incurred to acquire Grace Pacific Corporation and to effect the separation of the Company from Matson, Inc., and 2) the reduction in carrying values of two of the Company’s Mainland development projects that do not align with the Company’s post-separation focus on Hawaii real estate development, provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
(dollars in millions)	2013	2012	2013	2012
Net income (loss)	$5.0	$(4.4)	$10.0	$(1.6)
Professional service and other expenses incurred to acquire Grace Pacific Corporation	1.5	—	2.5	—
Professional service and other expenses incurred to effect separation	—	3.6	—	5.3
Charge to convert pre-separation stock options to A&B-only shares	—	0.8	—	0.8
Write-down of non-strategic Mainland development project carrying values	—	9.8	—	9.8
Income tax effect of adjusting items	—	(4.3)	—	(4.5)
Adjusted net income	$6.5	$5.5	$12.5	$9.8

Diluted earnings (loss) per share, net income (loss)	$0.11	$(0.10)	$0.23	$(0.04)
Professional service and other expenses incurred to acquire Grace Pacific Corporation	0.04	—	0.06	—
Professional service and other expenses incurred to effect separation	—	0.08	—	0.13
Charge to convert pre-separation stock options to A&B-only shares	—	0.02	—	0.02
Write-down of non-strategic Mainland development project carrying values	—	0.23	—	0.23
Income tax effect of adjusting items	—	(0.10)	—	(0.11)
Diluted earnings per share, adjusted net income	$0.15	$0.13	$0.29	$0.23

In addition to adjusted net income and adjusted diluted earnings per share, the Company presents NOI, which is a non-GAAP measure derived from real estate leasing revenue (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the real estate leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A required reconciliation of real estate leasing operating profit to real estate leasing segment NOI is as follows:

	Three Months Ended
	June 30
(dollars in millions, unaudited)	2013	2012
Real estate leasing segment operating profit before discontinued operations	$10.6	$10.5
Less amounts reported in discontinued operations	—	(0.2)
Real estate leasing segment operating profit after subtracting discontinued operations	10.6	10.3
Adjustments:
Depreciation and amortization	6.0	5.7
Straight-line lease adjustments	(0.9)	(1.5)
General and administrative expenses	0.7	0.8
Discontinued operations	—	0.2
Real estate leasing segment NOI	$16.4	$15.5

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
INDUSTRY SEGMENT DATA, NET INCOME (LOSS) (CONDENSED)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
Revenue:	2013	2012	2013	2012
Real estate*:
Leasing	$26.2	$25.5	$52.5	$51.0
Development and sales	1.4	7.0	16.8	18.4
Less amounts reported in discontinued operations	—	(0.3)	(14.9)	(9.6)
Agribusiness	43.5	39.9	58.2	53.5
Total revenue	$71.1	$72.1	$112.6	$113.3

Operating profit (loss), net income (loss):
Real estate*:
Leasing	$10.6	$10.5	$21.5	$21.2
Development and sales	(0.7)	(9.9)	1.7	(9.0)
Less amounts reported in discontinued operations	—	(0.2)	(4.2)	(4.3)
Agribusiness	8.3	7.0	12.1	10.5
Total operating profit	18.2	7.4	31.1	18.4
Interest expense	(3.9)	(4.0)	(7.5)	(8.1)
General corporate expenses	(3.7)	(4.0)	(8.2)	(8.7)
Grace acquisition costs	(1.5)	—	(2.5)	—
Separation costs	—	(4.4)	—	(6.1)
Income (loss) from continuing operations before income taxes	9.1	(5.0)	12.9	(4.5)
Income tax expense (benefit)	4.1	(0.5)	5.6	(0.3)
Income (loss) from continuing operations	5.0	(4.5)	7.3	(4.2)
Income from discontinued operations (net of income taxes)	—	0.1	2.7	2.6
Net income (loss)	$5.0	$(4.4)	$10.0	$(1.6)

Basic earnings (loss) per share, continuing operations	$0.11	$(0.10)	$0.17	$(0.10)
Basic earnings (loss) per share, net income	$0.11	$(0.10)	$0.23	$(0.04)

Diluted earnings (loss) per share, continuing operations	$0.11	$(0.10)	$0.17	$(0.10)
Diluted earnings (loss) per share, net income	$0.11	$(0.10)	$0.23	$(0.04)

Weighted average number of shares outstanding:
Basic	43.1	42.4	43.0	42.4
Diluted*	43.7	42.4	43.6	42.4

*	Prior year amounts restated for amounts treated as discontinued operations.

*	There were no dilutive shares for the three and six months ended June 30, 2012 because no actual A&B shares or share-based awards were outstanding prior to the separation.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (CONDENSED)
(In Millions, Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets	$71.1	$63.4
Investments in affiliates	326.2	319.9
Real estate developments	152.5	144.0
Property, net	875.7	838.7
Other assets	92.7	71.3
	$1,518.2	$1,437.3

Liabilities & equity
Current liabilities	$76.7	$69.6
Long-term debt, non-current portion	285.5	220.0
Deferred income taxes	146.1	152.9
Accrued pension and post-retirement benefits	59.6	58.9
Other long-term liabilities	22.6	21.5
Equity	927.7	914.4
	$1,518.2	$1,437.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CASH FLOW TABLE
(In Millions, Unaudited)

	Six Months Ended June 30,
	2013	2012

Cash flows from operating activities before real estate expenditures for real estate development inventory	$(8.1)	$(3.2)
Capital expenditures for real estate development inventory	(8.7)	(21.1)
Net cash used in operating activities	$(16.8)	$(24.3)

Capital expenditures*
Leasing	(7.7)	(5.2)
Development and sales	—	(0.1)
Agribusiness/other	(5.4)	(7.1)
Total capital expenditures	(13.1)	(12.4)
Other investing activities, net	(23.6)	(6.4)
Cash used in investing activities	$(36.7)	$(18.8)

Net debt proceeds	81.2	88.5
Payments of debt and deferred financing costs	(30.4)	(200.9)
Net contributions from Alexander & Baldwin Holdings, Inc.	—	146.3
Proceeds from issuances of capital, including excess tax benefit	2.3	—
Cash provided by financing activities	$53.1	$33.9
Net decrease in cash and cash equivalents	$(0.4)	$(9.2)

*	Excludes non-cash 1031 exchange transactions and capital expenditures for real estate development inventory.